Exhibit 4.2

EVOLUS, INC.
STOCKHOLDERS’ AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”), is made as of December 14, 2017, by and between Evolus, Inc., a Delaware corporation (the “Company”), Alphaeon Corporation, a Delaware corporation (“Alphaeon”), Dental Innovations BVBA, a private limited liability company organized under the laws of Belgium (“DI”), solely in its capacity as collateral agent of the DI Notes (as defined herein), and Longitude Venture Partners II, L.P., a Delaware limited partnership (“Longitude”) solely in its capacity as a holder of the Longitude Note (as defined herein).
RECITALS
WHEREAS, Alphaeon presently owns 10,000,000 shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), and 1,250,000 shares of the Company’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), constituting all of the issued and outstanding shares of capital stock of the Company on the date hereof;
WHEREAS, from time to time, Alphaeon has provided to the Company certain financial and administrative support, including research and development expenses, general and administrative support services and development support; and
WHEREAS, in order to induce Alphaeon and the Company to continue to render and accept such support services, Alphaeon and the Company hereby agree that this Agreement shall govern the rights of Alphaeon (and its permitted assigns pursuant to Section 2.10 hereof) to cause the Company to register shares of Common Stock now or hereinafter held by Alphaeon as set forth in this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.General.
1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person.
“Board” means the Board of Directors of the Company.
“DI Notes” means the secured convertible promissory notes issued by Alphaeon to the purchasers pursuant to the DI Purchase Agreement.
“DI Purchase Agreement” means that certain Amended and Restated Secured Convertible Note Purchase Agreement, dated as of April 19, 2017, among Alphaeon, the purchasers party thereto from time to time, and the DI Collateral Agent (which amended and restated the Secured Convertible Note Purchase Agreement, dated as of July 26, 2016, as amended on November 9, 2016), as the same was amended by that certain First Amendment dated as of the date hereof, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Event of Default” means an Event of Default as defined in each of the DI Notes and the Longitude Note.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
“Longitude Note” means that certain Third Amended and Restated Secured Convertible Bridge Note, by and between Alphaeon and Longitude, originally dated as of May 27, 2016 and amended and restated as of the date hereof, which amended and restated that certain Amended and Restated Secured Convertible Bridge Note by and between Alphaeon and Longitude, originally dated as of May 27, 2016, as amended and restated as of July 26, 2016, and as of April 19, 2017, and amending that certain Secured Convertible Bridge Note and Warrant Agreement, dated as of May 27, 2016, as further amended, amended and restated, supplemented or otherwise modified from time to time.
“Permitted Transfer” means (a) a transfer by a Stockholder to its stockholders in accordance with their interest in the corporation, (b) any pledge of Registrable Securities by Alphaeon to DI or Longitude and any transfer of Registrable Securities to DI, Longitude or any other holder of DI Notes pursuant to the terms of such pledge, (c) any bona fide gift to any charitable organization described in Section 501(c)(3) of the Internal Revenue Code, (d) a transfer by a Stockholder to an Affiliate of the Stockholder or (e) a transfer to the Company.
“Pledge Agreements” means that certain (a) Pledge and Security Agreement, dated as of July 26, 2016, as amended on November 9, 2016 and April 19, 2017, by and between Alphaeon and DI, as collateral agent for the DI Notes, and (b) Amended and Restated Pledge and Security Agreement, dated as of May 27, 2016, as amended on April 19, 2017, by and between Alphaeon and Longitude, as each may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
“Registrable Securities” means (i) any Common Stock issued or issuable (directly or indirectly) upon conversion of the Series A Preferred Stock of the Company, (ii) any Common Stock held by Alphaeon on the date hereof or issued to Alphaeon after the date hereof, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 2.10, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.7 of this Agreement.
“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Stockholders (including its permitted assigns pursuant to Section 2.10 hereof), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.
“Rule 144” means Rule 144 as promulgated under the Securities Act, and any similar successor rule or regulation.
“Rule 145” means Rule 145 as promulgated under the Securities Act, and any similar successor rule or regulation.
“SEC” means the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of securities.
“Seriously Detrimental” shall mean, in the good faith judgment of the Board, any filing or the sale of any securities pursuant to a registration statement that would: (a) materially impede, delay or interfere with any pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations, (b) materially and adversely impair the consummation of any pending or proposed offering or sale of any class of securities by the Company, or (c) require disclosure of material nonpublic information that, if disclosed at such time, would be harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or Affiliates).
“Stockholders” shall mean any holder of Registrable Securities. The initial Stockholder shall be Alphaeon and shall also include any permitted transferee or assignee of the Registrable Securities, including without limitation, upon an Event of Default as provided in and subject to the terms of Section 2.10(b) and (c), DI and Longitude and any Permitted Transferee pursuant to a DI/Longitude Transfer.
2.    Registration; Restrictions on Transfer.
2.1    Restrictions on Transfer.
(a)    Each Stockholder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until:

(i)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(ii)    (A) The transferee has agreed in writing to be bound by the terms of this Agreement (unless the Company is, at the time of such transfer, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and such transfer is made pursuant to Rule 144), (B) such Stockholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Stockholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. Upon consummation of a transfer consistent with this Section 2.1(a)(ii), the transferee shall have all rights and obligations of a Stockholder with no further action required, subject to Section 2.10 of this Agreement.
(iii)    Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a Permitted Transfer; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were the Stockholder hereunder provided that such transferee shall execute a counterpart signature page to this Agreement agreeing to be bound as a “Stockholder.”
(b)    Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
(c)    The Company shall be obligated to reissue promptly unlegended certificates at the request of a Stockholder if such Stockholder shall (i) have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend or (ii) have provided reasonable representations evidencing that such Stockholder satisfies the requirements of Rule 144 with respect to such shares.
(d)    Without limiting the foregoing, any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
2.2    Demand Registration.
(a)    Subject to the conditions of this Section 2.2, if the Company shall receive a written request from Stockholders that the Company file a Form S-1 with respect to at least fifty percent (50%) of the Registrable Securities then outstanding, then the Company shall as soon as practicable, and in any event within sixty (60) days after the date such request is given by the

Stockholders, file a Form S-1 under the Securities Act covering all Registrable Securities that the Stockholders requested to be registered, subject to the limitations of Sections 2.2(b) and 2.2(c).
(b)    If the Stockholders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4. In such event, the right of the Stockholders to include their Registrable Securities in such registration shall be conditioned upon the Stockholders’ participation in such underwriting and the inclusion of the Stockholders’ Registrable Securities in the underwriting to the extent provided herein. The Stockholders shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Stockholders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise the Stockholders, provided, no such reduction shall reduce the amount of Registrable Securities of the Stockholders below twenty percent (20%) of the total amount of securities included in such registration, unless such offering is the IPO and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Stockholders may be excluded in accordance with the immediately preceding sentence. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c)    The Company shall not be required to effect a registration pursuant to this Section 2.2:
(i)    prior to one hundred eighty (180) days after the effective date of the registration statement for an IPO;
(ii)    after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared, have been ordered, or have become effective;
(iii)    during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering (other than a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;
(iv)    if within thirty (30) days of receipt of a written request from the Stockholders pursuant to Section 2.2(a), the Company gives notice to the Stockholders of the Company’s intention to make a public offering within ninety (90) days; provided that, the Company makes reasonable good faith efforts to make such public offering during such period; provided, however, except in the case of a DI/Longitude Transfer (as defined below) to a Permitted Transferee (as defined below) in which case the following proviso shall not apply, this clause (iv) shall not apply or have any effect in the period prior to December 23, 2018, or upon an Event of Default for so long as such Event of Default is continuing;
(v)    if the Company shall furnish to the Stockholders pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that it would be Seriously Detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Stockholders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided, further, however, that in the event of the suspension of effectiveness of any registration statement pursuant to this Agreement, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended pursuant to this Section; or
(vi)    if the Stockholders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4.
2.3    Piggyback Registrations. So long as the Stockholders hold Registrable Securities, the Company shall notify the Stockholders in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding (i) registration statements relating to an IPO for which the underwriters have delivered an exclusion notice to the Company as provided in Section 2.3(a), (ii) employee benefit plans or with respect to corporate reorganizations or (iii) other transactions under Rule 145 of the Securities Act, and will afford the Stockholders an opportunity to include in such registration statement all or part of such Registrable Securities held by the Stockholders. If the Stockholders desire to include in any such registration statement all or any part of the Registrable Securities held by them, the Stockholders shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by the Stockholders. If the Stockholders decide not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, the Stockholders shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a)    Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Stockholders. In such event, the right of the Stockholders to be included in a registration pursuant to this Section 2.3 shall be conditioned upon the Stockholders’ participation in such underwriting and the inclusion of Stockholders’ Registrable Securities in the underwriting to the extent provided herein. The Stockholders shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Stockholders, and third, to any stockholder of the Company (other than the Stockholders) on a pro rata basis, or in such other proportions as shall mutually be agreed to by all such selling stockholder. No such reduction shall reduce the amount of securities of the Stockholders included in the registration below twenty percent (20%) of the total amount of securities included in such registration, unless such offering is an IPO and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Stockholders may be excluded in accordance with the immediately preceding sentence; provided, further, if the underwriter determines in good faith prior to the public filing of the registration statement for the IPO that marketing factors require such limitation, it may so notify the Company and the notice provided for in the introductory paragraph of this Section 2.3 shall not be required. If the Stockholders disapprove of the terms of any such underwriting, the Stockholders may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. Notwithstanding the foregoing and except in the case of a DI/Longitude Transfer to a Permitted Transferee in which case the following shall not apply, unless such offering is an IPO, in the period prior to December 23, 2018, or upon an Event of Default for so long as such Event of Default is continuing, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Stockholders; second, to the Company; and third, to any stockholder of the Company (other than the Stockholders) on a pro rata basis, or in such other proportions as shall mutually be agreed to by all such selling stockholder.
(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not the Stockholders have elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.
2.4    Form S-3 Registration. In case the Company shall receive from the Stockholders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by the Stockholders, the Company will:
(a)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Stockholders’ Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
(i)    if Form S-3 is not available for such offering by the Stockholders;
(ii)    if the Stockholders propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Million Dollars ($5,000,000);
(iii)    if within thirty (30) days of receipt of a written request from the Stockholders pursuant to this Section 2.4, the Company gives notice to the Stockholders of the Company’s intention to make a public offering within ninety (90) days; provided, that the Company makes reasonable good faith efforts to make such public offering during such period; provided, however, except in the case of a DI/Longitude Transfer to a Permitted Transferee in which case the following proviso shall not apply, this clause (iii) shall not apply or have any effect in the period prior to December 23, 2018, or upon an Event of Default for so long as such Event of Default is continuing;
(iv)    if the Company shall furnish to the Stockholders a certificate signed by the Chairman of the Board stating that it would be Seriously Detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Stockholders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided, further, however, that in the event of the suspension of effectiveness of any registration statement pursuant to this Agreement, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended pursuant to this Section;

(v)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected three (3) registrations on Form S-3 for the Stockholders pursuant to this Section 2.4 and such registrations have been declared, have been ordered or have become effective; or
(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(b)    Subject to the foregoing, the Company shall file a Form S-3 covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request of the Stockholders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2 or 2.3, respectively.
2.5    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Stockholders.
2.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Stockholders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days (or 270 days in the case of a registration on Form S-3 or any other registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act) or, if earlier, until the Stockholders have completed the distribution related thereto. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, unless such registration is effected on Form S-3; provided that this restriction shall not apply if the Company is not eligible to use Form S-3 as a result of the failure by the Company to file all required reports during the twelve calendar months and any portion of a month immediately preceding the filing of the registration statement.
(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.
(c)    Furnish to the Stockholders such number of copies of a prospectus, including a preliminary prospectus, and amendments and supplements thereto in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d)    Use reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Stockholders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. The Stockholders participating in such underwriting shall also enter into and perform their obligations under such an agreement.
(f)    Notify the Stockholders of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g)    Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
(h)    Cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national securities exchange or trading system or, if then listed, on each securities exchange and trading system on which similar securities issued by the Company are then listed.
(i)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
2.7    Termination of Registration Rights. The right of a Stockholder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.2, 2.3 or 2.4 shall terminate as to any Stockholder:
(a)    such time as all of the Stockholder’s Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act; or
(b)    such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Stockholder’s shares without limitation during a three-month period without registration.
2.8    Delay of Registration; Furnishing Information.
(a)    The Stockholders shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 with respect to the Stockholders that the

Stockholders shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the registration of its Registrable Securities.
(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 2.4 if, due to the operation of Section 2.8(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.4.
2.9    Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.2, 2.3 or 2.4:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless the Stockholders, the officers and directors of the Stockholders, any underwriter (as defined in the Securities Act) for the Stockholders and each person, if any, who controls Stockholders or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”) by the Company, (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to a Stockholder, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by a Stockholder, partner, officer, director, underwriter or controlling person of a Stockholder.
(b)    To the extent permitted by law, each Stockholder will, if Registrable Securities held by such Stockholder are included in the securities as to which such registration qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other stockholder selling securities under such registration statement or any of such other stockholder’s partners, members, directors or officers or any person who controls such other stockholder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer or controlling person of the Company, underwriter or other stockholder, or partner, members, director, officer or controlling person of such other stockholder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the indemnifying Stockholders under an instrument duly executed by the Stockholders and stated to be specifically for use in connection with such registration; and the Stockholders will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person of the Company, underwriter or other stockholder, or partner, officer, director or controlling person of such other stockholder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Stockholders, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Stockholder.
(c)    Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, and the fees and expenses of such counsel will be paid by the indemnifying party if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.
(d)    If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Stockholder hereunder exceed the net proceeds from the offering received by such Stockholder.
(e)    The obligations of the Company and the Stockholders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10    Assignment of Registration Rights.
(a)    Subject to Sections 2.10(b) and (c), the rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Stockholder to a transferee or assignee of Registrable Securities (i) which acquires at least five percent (5%) of the transferring Stockholder’s aggregate shares of Registrable Securities, or (ii) who acquires such Registrable Securities in a Permitted Transfer; provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.
(b)    Upon an Event of Default by Alphaeon, all registration rights granted to Alphaeon (in its capacity as the initial Stockholder hereunder) in this Agreement shall immediately and automatically be assigned in full to DI, as the collateral agent of the DI Notes, and Longitude, as holder of the Longitude Note, with respect to any Registrable Securities possessed by DI, as the collateral agent for the DI Notes, and Longitude, as holder of the Longitude Note, and DI and Longitude shall thereupon be Stockholders under this Agreement.
(c)    In the event all registration rights granted to Alphaeon as the initial Stockholder in this Agreement are immediately and automatically assigned in full to DI, as the collateral agent of the DI Notes, and Longitude, as holder of the Longitude Note pursuant to Section 2.10(b), DI and Longitude, collectively, thereafter, may assign all or a portion of such registration rights to up to two (2) transferees (each, a “Permitted Transferee” and such assignment a “DI/Longitude Transfer”), provided, (i) each such Permitted Transferee acquires at least ten percent (10%) of the Registrable Securities, (ii) the applicable transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such Permitted Transferee and the securities with respect to which such registration rights are being assigned, and (iii) such Permitted Transferee shall agree to be subject to all restrictions set forth in this Agreement as if it were the initial Stockholder hereunder, whereupon each such Permitted Transferee shall be a Stockholder hereunder.
2.11    “Market Stand-Off” Agreement; Agreement to Furnish Information. In the case of an underwritten public offering of the Company’s Common Stock under the Securities Act (a “Public Offering”), each Stockholder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Stockholder before the effective date of the registration statement for such Public Offering (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed (a) one hundred eighty (180) days following the effective date of such registration statement if the Public Offering is an IPO, and (b) ninety (90) days following the effective date of such registration statement for all other Public Offerings (the “Lock-Up Period”); provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities enter into similar agreements; and provided, further that any releases of any stockholder from such agreements by the underwriters shall be made only on a pro rata basis to the benefit of the Stockholders.
Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if reasonably requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, a Stockholder shall provide, within ten (10) days of such request, such information related to such Stockholder as may be reasonably required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities

Act. The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Lock-Up Period.
Each party hereto covenants and agrees that in the event that such party ceases to remain a party to this Agreement or loses its rights hereunder, this Section 2.11 shall survive and remain enforceable as against such party.
2.12    Rule 144 Reporting. With a view to making available to the Stockholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public:
(a)    make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act;
(b)    file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
(c)    so long as a Stockholder owns any Registrable Securities, furnish to such Stockholder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
3.    Miscellaneous.
3.1    Governing Law; Forum. This Agreement shall be governed by and construed under the internal laws of the State of Delaware. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
WAIVER OF JURY TRIAL: SOLELY TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE

SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
3.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends.
3.3    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner with respect to the subjects hereof by any representations, warranties, covenants and agreements, provided, however, nothing herein shall negate any additional management, informational or related rights the Company may grant in its discretion to parties from time to time.
3.4    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
3.5    Amendment and Waiver. This Agreement may be amended or modified and the obligations of the Company and the rights of the Stockholders under this Agreement may be waived only upon the written consent of the Company, Stockholders holding a majority of the Registrable Securities, DI and Longitude. Notwithstanding the foregoing, in the event that (a) the DI Notes and the Longitude Note have been repaid in full in accordance with their respective terms, or (b) Registrable Securities are no longer pledged as Collateral (as defined in each Pledge Agreement) under the Pledge Agreements and neither DI nor Longitude nor any Permitted Transferee pursuant to a DI/Longitude Transfer own any Registrable Securities, this Agreement shall only be amended or modified and the obligations of the Company and the rights of the Stockholders under this Agreement shall be waived only upon the written consent of the Company and Stockholders holding a majority of the Registrable Securities.
3.6    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to the Stockholder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on the Stockholders part of any breach, default or noncompliance under the Agreement or any waiver on the Stockholders part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the Stockholders, shall be cumulative and not alternative.

3.7    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.
3.8    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
3.9    Titles and Subtitles. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
3.10    Counterparts; Additional Stockholders. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument, including signature pages effective as of a date after the date of this Agreement intended to join additional parties hereto pursuant to the terms of this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
3.11    Aggregation of Stock. All securities of the Company addressed by this Agreement held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under, and restriction imposed upon by, this Agreement.
3.12    Legend. Each certificate representing any Registrable Securities or securities convertible into or exercisable or exchangeable for Registrable Securities issued by the Company shall be endorsed by the Company with a legend reading substantially as follows:
“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDER AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCKHOLDER AGREEMENT. ADDITIONALLY, THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE STOCKHOLDER AGREEMENT.”
3.13    Further Assurances. Each of the parties hereto agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement or otherwise enable the Company to honor the rights provided to the Stockholders in this Agreement.
[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this STOCKHOLDER AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

EVOLUS, INC.

By:	/s/ Murthy Simhambhata
Name:	Murthy Simhambhatla
Title:	CEO

Address:

1027 Garden Street
Santa Barbara, California 93101

STOCKHOLDER:

ALPHAEON CORPORATION

By:	/s/ Murthy Simhambhata
Name:	Murthy Simhambhatla
Title:	CEO

Address:

17901 Von Karman Avenue, Suite 150
Irvine, California 92614

DI:

DENTAL INNOVATIONS BVBA

By:	/s/ Didier Westen /s/ Frank Laukoetter
Name:	Didier Westen Frank Laukoetter
Title:	Managing Director Managing Director

Address:
Dental Innovations BVBA
Wiegstraat 21
2000 Antwerpen
Belgium

SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

LONGITUDE:

LONGITUDE VENTURE PARTNERS II, L.P.

By:	Longitude Capital Partners II, LLC, its General Partner

By:	/s/ Juliet Tammenoms Bakker
Name:	Juliet Tammenoms Bakker
Title:	Managing Member

Address:
800 El Camino Real, Suite 220
Menlo Park, CA 94025
Email Address: jbakker@longitudecapital.com and chelms@longitudecapital.com

SIGNATURE PAGE TO STOCKHOLDER AGREEMENT